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                                                                      EXHIBIT 11

                            HAEMONETICS CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

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
                                                    MARCH 30, APRIL 1, APRIL 2,
                                                      1996      1995     1994
                                                    --------- -------- --------
Net Income.........................................  $35,925  $33,645  $31,489
                                                     =======  =======  =======
Weighted Average common and common equivalent
 shares outstanding................................   27,294   27,896   27,964
Net effect of dilutive stock options...............      428      547      838
                                                     -------  -------  -------
Total weighted average shares outstanding..........   27,722   28,443   28,802
                                                     =======  =======  =======
Net income per common and common equivalent share..  $  1.30  $  1.18  $  1.09
                                                     =======  =======  =======
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